Exhibit 99.1

POWERCOMM HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and related notes present the historical condensed combined financial information of Powercomm Holdings, Inc. and its wholly owned subsidiary (hereinafter referred to as "Powercomm Holdings", "we," "our," "us" and similar terms unless the context indicates otherwise) Powercomm Construction Inc. ("Powercomm Construction") after giving effect to Powercomm Holdings' acquisition of Powercomm Construction that was completed on November 15, 2016 (the "Acquisition Date").

On November 15, 2016, PowerComm Holdings, Inc. a Delaware corporation (the “Company”), entered into a merger agreement (the “Acquisition”) with PowerComm Construction, Inc., a Virginia corporation (“PCC”).The Acquisition was effected by the Company through the exchange of all the outstanding shares of common stock of PCC for 200,000 shares of common stock of the Company. At the time of the Acquisition, there was one shareholder of the Company who is also a shareholder and president of PCC. PCC has become a wholly owned subsidiary of the Company and the Company has taken over its operations and business plan. Prior to the Acquisition, the Company had no ongoing business or operations.

Since the Company and PCC were entities under common control prior to the Worldwide Acquisition, the transaction is accounted for as a restructuring transaction. The Company has recast prior period financial statements to reflect the conveyance of PCC’s common shares as if the restructuring transaction had occurred as of the earliest date of the financial statements.

The unaudited pro forma condensed combined financial information gives effect to our acquisition of Powercomm Construction based on the assumptions, reclassifications and adjustments described in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2015, and the six months ended June 30, 2016, have been prepared giving effect to the acquisition of PowerComm Construction as if the transaction had occurred on January 1, 2015, the beginning of the earliest period presented. The unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition of PowerComm Construction as if the transaction had occurred as of the earliest date of the financial statements.

The unaudited pro forma adjustments are not necessarily indicative of or intended to represent the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future. The actual results reported by the combined company in periods following the acquisition may differ significantly from those reflected in these unaudited pro forma condensed combined financial information for a number of reasons, including cost saving synergies from operating efficiencies and the effect of the incremental costs incurred to integrate the two companies.

The unaudited pro forma condensed combined financial information should be read in conjunction with our historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, the historical financial statements of Powercomm Holdings for the year ended December 31, 2015, and the historical unaudited financial statements of Powercomm Construction as of and for the six months ended June 30, 2016 contained in this Form 8-K/A.

POWERCOMM HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2016

	Historical
	Powercomm Construction, Inc.	Powercomm Holdings, Inc.	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$17,039	$-	$-		$17,039
Accounts receivable, net	190,008	-	-		190,008
Due from related parties	15,298	-	-		15,298
Prepaid expenses and other current assets	3,000	-	-		3,000
Total current assets	225,345	-	-		225,345
Property and equipment, net	756,447	-	-		756,447
Other assets	-	-	-		-
Total assets	$981,792	$-	$-		$981,792

Liabilities and stockholders' equity
Current liabilities:
Short-term loan	$614,796	$-	$-		$614,796
Long-term debt, current	95,886	-	-		95,886
Accrued expenses and other current liabilities	140,759	9,500	-		150,259
Other current liabilities	45,145	-	-		45,145
Total current liabilities	896,586	9,500	-		906,086
Long-term debt	318,989	-	-		318,989
Other liabilities	-	-	-		-
Total liabilities	1,215,575	9,500	-		1,225,075

Stockholders' equity:
Preferred stock	-	-	-		-
Common stock	-	2,050	20	(a)	2,070
Discount on common stock	-	(2,050)	-		(2,050)
Additional paid-in capital	500	1,058	(20	)(a)	1,538
Accumulated deficit	(234,283)	(10,558)	-		(244,841)
Total stockholders' equity	(233,783)	(9,500)	-		(243,283)
Total liabilities and stockholders' equity	$981,792	$-	$-		$981,792

(a) This adjustment reflects the issuance of 200,000 shares of Powercomm Holdings’ common stock for the Acquisition of all issued and outstanding shares of common stock of Powercomm Construction to arrive at common stock $2,070 (20,700,000 shares with $0.0001 per value) and the decrease of additional paid-in capital in $20 as a result of the transaction.

POWERCOMM HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2015

	Historical
	Powercomm Construction, Inc.	Powercomm Holdings, Inc.	Pro Forma Adjustments	Pro Forma Combined
Net Revenue	$3,063,319	$-	$-	$3,063,319
Cost of revenue	(849,165)	-	-	(849,165)
Gross Profit	2,214,154	-	-	2,214,154
Salaries and wages	(1,218,662)	-	-	(1,218,662)
General and administrative expenses	(1,107,043)	(7,158)	-	(1,114,201)
Total operating expense	(2,325,705)	(7,158)	-	(2,332,863)
Operating loss	(111,551)	(7,158)	-	(118,709)

Interest income	-	-	-	-
Interest expense	(32,022)	-		(32,022)
Other income (expense), net	-	-	-	(32,022)
Total other expense	(32,022)	-	-	(32,022)

Loss from operations before income taxes	(143,573)	(7,158)	-	(150,731)
Provision for income taxes	-	-	-	-
Net loss	$(143,573)	$(7,158)	$-	$(150,731)

Earnings per share:
Basic & diluted earnings per share	$(14.36)	$(0.00)	$-	$(0.01)
Weighted-average shares outstanding:
Basic & diluted weighted average shares outstanding	10,000	20,099,125	190,000	20,299,125

POWERCOMM HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2016

	Historical
	Powercomm Construction, Inc.	Powercomm Holdings, Inc.	Pro Forma Adjustments	Pro Forma Combined
Revenue	$1,290,450	$-	$-	$1,290,450
Cost of revenue	(313,887)	-	-	(313,887)
Gross profit	976,563	-	-	976,563
Salaries and wages	(680,771)	-	-	(680,771)
General and administrative expenses	(508,735)	(3,000)	-	(511,735)
Total operating expense	(1,189,506)	(3,000)	-	(1,192,506)
Operating loss	(212,943)	(3,000)	-	(215,943)

Interest income	-	-	-	-
Interest expense	(21,340)	-		(21,340)
Other income (expense), net		-	-	-
Total other expense	(21,340)	-	-	(21,340)

Loss from operations before income taxes	(234,283)	(3,000)	-	(237,283)
Provision for income taxes	-	-	-	-
Net loss	$(234,283)	$(3,000)	$-	$(237,283)

Earnings per share:
Basic & diluted earnings per share	$(23.43)	$(0.00)	$-	$(0.01)
Weighted-average shares outstanding:
Basic & diluted weighted average shares outstanding	10,000	20,500,000	190,000	20,700,000